Exhibit 99.1

Volkswagen Selects Hughes Telematics as Exclusive Provider of Advanced Connected Vehicle Services to U.S. Market

Telematics services will provide enhanced safety, convenience and innovation for
Volkswagen drivers

ATLANTA, Nov. 1, 2011 - Hughes Telematics, Inc., (OTCBB: HUTC), a leader in providing next generation connected solutions, today announced that it has signed an agreement with Volkswagen Group of America, Inc. (VWGoA) to deliver Volkswagen connected vehicle services beginning in 2013. Hughes Telematics and Volkswagen will bring to market a comprehensive suite of connected services for safety and security, convenience, and diagnostics, while offering drivers a new level of service and accessibility.
“We are excited to partner with Hughes Telematics as we introduce Connected Services to our Technology portfolio,” said Rainer Michel, vice president product marketing and strategy, Volkswagen of America, Inc. “With the introduction of the Hughes Telematics solution, we can reliably add new features throughout the life of our products. Our partnership with Hughes Telematics further extends our commitment to innovation and technology leadership.”

Volkswagen and Hughes Telematics will work together to offer personalized services that enhance the driving and ownership experience. Hughes Telematics' versatile architecture will provide the support for Volkswagen's Connected Services portfolio with state-of-the art customer service systems and emergency support personnel.

“As one of the leading automakers in the world, Volkswagen is clearly a significant influencer within the industry, and we look forward to working together to bring a unique connected experience to their customers,” said Erik Goldman, president, Hughes Telematics, Inc. “Volkswagen's rich history of developing state-of-the-art technology coupled with our industry leading telematics architecture and experience will allow us to deliver a robust set of services to meet the global needs of today's and tomorrow's drivers.”

About Hughes Telematics, Inc.
Hughes Telematics, Inc. (HTI) (OTCBB: HUTC) is a leader in implementing the next generation of connected services. The company offers a portfolio of location-based services for consumers, manufacturers, fleets and dealers through two-way wireless connectivity. In-Drive®, HTI's aftermarket solution, offers safety, security, convenience, maintenance and data services. Networkfleet, Inc., a wholly owned subsidiary of HTI located in San Diego, CA, offers remote vehicle diagnostics, an integrated GPS tracking and emissions monitoring system for wireless fleet vehicle management. A majority owned subsidiary of HTI, Lifecomm, located in Atlanta, GA, plans to offer mobile personal emergency response services through a wearable lightweight device with one-touch access to emergency assistance. Additional information about HTI can be found at www.hughestelematics.com.

Media Contact:
Andrew Saluke (for Hughes Telematics, Inc.)
770.649.0880, Ext 307 Office
andrew@brandwarepr.com

About Volkswagen Group of America, Inc.
Volkswagen Group of America, Inc. is a wholly owned subsidiary of Volkswagen AG, the world's third-largest automaker and the largest carmaker in Europe. It operates a manufacturing plant in Chattanooga, Tenn., and houses the U.S. operations of a worldwide family of distinguished and exciting brands including Audi, Bentley, Bugatti, Lamborghini and Volkswagen, as well as VW Credit, Inc. Founded in 1955, the company's headquarters are in Herndon, Va., Volkswagen Group of America brings to the U.S. vehicles that marry the science of engineering and the art of styling, with the goal of offering attractive, safe, and environmentally sound automobiles that are competitive and set world standards in their respective classes. The company has more than 4,000 employees in the United States and sells its vehicles through an 800-strong dealer network.
www.volkswagengroupamerica.com.

Media Contact:
Scott Vazin
703-364-7103 Office
Scott.vazin@vw.com

Cautionary Note on Forward-Looking Statements

This document contains certain forward-looking statements about Hughes Telematics, Inc. and its subsidiaries that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the risks associated with completion and launch of certain Hughes Telematics' products and services, the company's ability to attract and retain new customers due to competition with other telematics service providers. Hughes Telematics cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in our most recent filings with the SEC. We are under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.